                                                                    EXHIBIT 10.1

                            BAXTER INTERNATIONAL INC.
                             SHARED INVESTMENT PLAN


1. PURPOSE. The Shared Investment Plan ("Plan"), of Baxter International Inc. ("Baxter"), is adopted pursuant to the Baxter International Inc. 1994 Incentive Compensation Program ("1994 Program") to facilitate the immediate purchase, by the senior managers of Baxter and its subsidiaries (collectively, the "Company"), of Baxter's common stock, $1.00 par value, ("Common Stock"). The purchases facilitated by the plan are intended to achieve the following specific purposes:

          a) more closely align key employees' financial rewards with the financial rewards realized by all other holders of the Common Stock;

          b) increase key employees' motivation to manage the Company as owners; and

          c) increase the ownership of Common Stock among key employees of the Company.

2. ELIGIBILITY. To be eligible to participate in the Plan, the individual must have been granted an option to purchase a specified number of shares of Common Stock at a meeting of the Compensation Committee of Baxter's Board of Directors held on June 15, 1994 ("Stock Option") and, in connection with the grant of the Stock Option, the individual must be designated as a member of Group A on Exhibit 1 to the minutes of that Compensation Committee meeting ("Eligible Employee").

3. PARTICIPATION. To become a Plan participant ("Participant"), an Eligible Employee must satisfy the following requirements:

          a) submit a completed, signed and irrevocable agreement to exercise all or a portion of the Stock Option, subject to the terms and conditions of the Stock Option Plan adopted by the Compensation Committee on June 15, 1994;

         (b) complete and sign all necessary agreements and other documents relating to the loan described in Section 4 below; and

         (c) satisfy all other conditions of participation specified in the Plan.

     The agreements and other documents specified in subsections 3(a), (b) and
     (c) must be in such forms and must be submitted at such times and to such Company offices as specified by the Committee or its designee(s). No Eligible Employee is required to participate in the Plan.

4. PAYMENT OF EXERCISE PRICE. Each Participant must deliver in cash 100% of the exercise price of the shares, with respect to which the Stock Option is exercised ("Purchased Shares"), within five days after the option exercise date ("Exercise Date"). The Purchased Shares will not be issued to the Participant until Baxter has received such payment. The payment must be made at the time, place and manner specified by the Committee or its designee(s).

     Baxter has arranged the opportunity for each Participant to obtain a loan through a syndicate of banks agented by the First National Bank of Chicago ("Banks") to fund the purchase of the Purchased Shares. Each Participant must sign a letter of direction which directs all loan proceeds to be paid directly to Baxter in payment of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Banks to qualify for the loan. Each Participant is fully obligated to repay to the Banks all principal, interest, and any prepayment fees on the loan when due and payable.

5. REGISTRATION OF SHARES. The Purchased Shares will be registered in the name of the Participant and certificated. Each certificate will bear a legend referring to the Plan and the agreements between the Participant and Baxter relating to the Purchased Shares. The certificates for the Purchased Shares will be held in Baxter's Stockholder Services Department until all restrictions on the Purchased Shares have lapsed. Each Participant must deliver to the Stockholder Services Department a stock power endorsed in blank with respect to the Purchased Shares.

6. STOCKHOLDER RIGHTS. The Purchased Shares will be shares issued from treasury shares. During the period in which the Purchased Shares are subject to restrictions on transfer, each Participant will have all of the rights of a stockholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares. To the extent required by the loan agreements and documents identified in subsection 3(b), Baxter will be irrevocably directed to deliver all such dividends directly to the Banks for payment of loan interest. Any dividends in excess of required interest payments will be deposited to the Participant's account at the First National Bank of Chicago.

7. SALE OF PURCHASED SHARES. Each Participant is permitted to sell all or any portion of the Purchased Shares, subject to the following restrictions:

          a) except in the event of death or disability, termination of employment as described in Section 10, or a Change in Control (as defined in the 1994 Program), no Participant may sell any portion of the Purchased Shares before the first anniversary of the Exercise Date;

          b) no Participant may sell any portion of the Purchased Shares unless all principal, interest and any prepayment fees due on the loan contemplated by Section 4 of the Plan have previously been paid or all proceeds of the sale are simultaneously applied first to the payment of all such principal, interest and prepayment fees; and

          c) the Committee has the right to impose restrictions on the timing, amount and form of the sale of the Purchased Shares with respect to any Participant to the extent it determines that such restrictions are in the best interests of Baxter. Each Participant must notify the Stockholder Services Department of his or her intention to sell the Purchased Shares before such a sale is implemented. Baxter may elect to allow the Participant to sell the Purchased Shares in the open market, Baxter may repurchase the shares, or Baxter may take other actions as it deems appropriate. If Baxter repurchases the Purchased Shares, the purchase price will be the average closing sale price of a share of Common Stock on the New York Stock Exchange Composite Reporting Tape over the six-day period consisting of the three trading days before and the three trading days after the notification to the Stockholder Services Department of the intent to sell.

8. RISK SHARING. If the Participant remains employed by Baxter or one of its subsidiaries until the first anniversary of the Exercise Date, Baxter will share the loss, if any, which the Participant incurs upon the sale of the Purchased Shares. The loss will be measured by the difference between the purchase price of the Purchased Shares and the sale price of the Purchased Shares. The risk of loss on the Purchased Shares will be allocated as follows:

          a) if any portion of the Purchased Shares is sold before the third anniversary of the Exercise Date, the Participant

               1) is responsible for 100% of the loss on that portion of the Purchased Shares; and
               2) is entitled to receive 50% of the gain on that portion of the Purchased Shares.

          b) if any portion of the Purchased Shares is sold on or after the third anniversary of the Exercise Date, the Participant

               1) is responsible for 50% of the loss on that portion of the Purchased Shares; and
               2) is entitled to receive 100% of the gain on that portion of the Purchased Shares.

     The risk sharing provisions of this Section 8 will apply only to such Purchased Shares as are sold by the Participant and the proceeds from which sale are applied to repayment of the loan under Section 4.

9. DEATH OR DISABILITY. If a Participant's employment with the Company terminates, at any time while his or her loan under Section 4 is outstanding, because of the Participant's death or disability, the Participant (or the Participant's representative in the case of death) may sell all or any portion of the Purchased Shares subject to the conditions specified in subsections 7(b) and (c). Upon the death of a Participant, her or his loan will become immediately due and payable. With respect to the Purchased Shares sold after the Participant's death or disability and while his or her loan under Section 4 is outstanding, the Participant is not responsible for any loss on the sale of the Purchased Shares but is entitled to receive 100% of the gain on the sale of the Purchased Shares. This Section 9 has no effect on a deceased or disabled Participant's sale of Purchased Shares before the Participant's death or disability or after the Participant's loan under Section 4 has been repaid.

10. EMPLOYMENT TERMINATION BY TRANSACTION. If a Participant's employment with the Company terminates because of an acquisition, divestiture, merger, spin-off or similar transaction ("Transaction"), the Participant may sell all or any portion of the Purchased Shares, subject to the conditions specified in subsections 7(b) and (c). With respect to the risk sharing provisions of Section 8, the Participant will be deemed to have remained employed by Baxter or one of its subsidiaries until the first anniversary of the Exercise Date (if her or his employment termination date occurs before the first anniversary of the Exercise Date), without regard to her or his actual employment termination date. In all other respects, the Participant whose employment is terminated because of a Transaction will remain subject to all of the terms and conditions of the Plan.

11. OTHER EMPLOYMENT TERMINATION. If a Participant's employment with the Company terminates for any reason other than death or disability, pursuant to a Transaction, or a Change in Control, the following will apply:

               a) if the Participant's employment with the Company terminates after the first anniversary of the Exercise Date, he or she will remain subject to all of the terms and conditions of the Plan, as if his or her employment had not terminated, including specifically the risk sharing provisions of
                    Section 8.

               b) if the Participant's employment with the Company terminates before the first anniversary of the Exercise Date, he or she is:

                    1) permitted to sell the Purchased Shares subject to the restrictions specified in the subsections 7(a), (b) and
                         (c);

                    2) responsible for 100% of the loss on the sale of the Purchased Shares; and

                    3) entitled to receive 50% of the gain on the sale of the Purchased Shares, and the remaining 50% of the gain must be paid to Baxter simultaneously with the sale.

12. RISK SHARING IMPLEMENTATION. If a Participant sells any portion of the Purchased Shares at a loss (as determined by the provisions of Section 8) while his or her loan under Section 4 is outstanding, and if the Participant is responsible for less than 100% of that loss under the provisions of the Plan, Baxter will assume the portion of the loss for which the Participant is not responsible. Baxter will assume its portion of the loss by delivering cash equal to such portion ("Risk Sharing Payment") directly to the Participant simultaneously with the repayment of the Participant's loan under Section 4. Baxter anticipates that the Risk Sharing Payment will constitute compensation to the Participant, subject to tax withholding and reporting. Baxter also anticipates deducting the Risk Sharing Payment as compensation in the year in which it is paid. If Baxter determines that it is not entitled to a current tax deduction for the Risk Sharing Payment with respect to any Participant, because such compensation is not deemed to constitute qualified performance-based compensation within the meaning of section 162(m) and the related regulations under the Internal Revenue Code of 1986, as amended, Baxter will not make the Risk Sharing Payment to the Participant in connection with the repayment of the Participant's loan under Section 4. Instead the Participant will receive deferred compensation equal to the Risk Sharing Payment at a time and in a form intended to secure Baxter's related tax deduction. The Committee has the sole discretion to implement a deferred compensation agreement to the extent necessary or desirable to achieve the intent of the preceding sentence.

13. LOAN GUARANTEE. Baxter will guarantee repayment to the Banks of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's loan described in Section 4. The Baxter loan guarantee is a condition to the loan arrangement Baxter has made with the Banks. The terms and conditions of the guarantee are as agreed by Baxter and the Banks. Each Participant is fully obligated to repay to the Banks all principal, interest, and other amounts on the loan when due and payable. Baxter may take any action relating to the Participant and her or his assets, which the Committee deems reasonable and necessary, to obtain full reimbursement for amounts Baxter pays to the Banks under its guarantee related to the Participant's loan, in excess of the Risk Sharing Payment it is obligated to make under Section 12 ("Loan Default").

14. CHANGE IN CONTROL. In the event of a Change in Control, the restrictions on the sale of the Purchased Shares specified in Section 7(a) will lapse immediately, each Participant employed by the Company immediately before the Change in Control will be deemed to have been employed by the Company until the first anniversary of the Exercise Date (if the Change in Control occurs before the first anniversary of the Exercise Date), and the Participant will be deemed to have sold the Purchased Shares after the third anniversary of the Exercise Date for purposes of Section 8(b) (if the sale of the Purchased Shares occurs before the third anniversary of the Exercise Date).

15. EFFECT OF PROGRAM. The Plan is governed by the provisions of the 1994 Program, except as otherwise expressly stated in the Plan.

16. AMENDMENT. The Committee may amend the Plan at any time subject to the limitations in Section 11.9 of the 1994 Program.